UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 23, 2026

ALTIMMUNE, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32587	20-2726770
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

910 Clopper Road, Suite 201S Gaithersburg, Maryland		20878
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number including area code: (240) 654-1450

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	ALT	The NASDAQ Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Election of Directors; Appointment of Certain Officers; Departure of Directors or Certain Officers; Compensatory Arrangements of Certain Officers

On October 23, 2026, the Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee of the Board, appointed Peter Greenleaf and Alex Howarth as directors of the Board effective November 2, 2026, and approved an increase in its size from nine to eleven directors.

Mr. Greenleaf (54), most recently served as the Chief Executive Officer and member of the board of directors of Aurinia Pharmaceuticals Inc. (Nasdaq: AUPH). From March 2018 to April 2019, Mr. Greenleaf served as the CEO of Cerecor Pharmaceuticals, Inc. (now Avalo Therapeutics, Inc.). Prior to joining Cerecor, Mr. Greenleaf served as CEO and Chairman of Sucampo Pharmaceuticals, Inc. from March 2014 to February 2018. From June 2013 to March 2014, he served as CEO and a member of the board of directors of Histogenics Corporation, a regenerative medicine company. From 2006 to 2013, Mr. Greenleaf was employed by MedImmune LLC, the global biologics arm of AstraZeneca, where he most recently served as President. From January 2010 to June 2013, he also served as President of MedImmune Ventures. Mr. Greenleaf also held senior commercial roles at Centocor, Inc. (now Janssen Biotechnology, Johnson & Johnson) from 1998 to 2006 and at Boehringer Mannheim (now Roche Holdings) from 1996 to 1998. Mr. Greenleaf currently serves as Chairman of the board of directors of Pelthos Therapeutics, Inc. (NYSE: PTHS) and as a member of the board of directors at Revolo Biotherapeutics. He has also served as a board member of BDSI from 2018 through March 2022 and Antares Pharmaceuticals from 2018 through the second quarter of 2022 and of Aurinia Therapeutics from 2019 through April 2026. Mr. Greenleaf earned an MBA from St. Joseph’s University and a B.S. from Western Connecticut State University.

Mr. Howarth (58), most recently served as the Chief Financial Officer of Madrigal Pharmaceuticals, Inc. (Nasdaq: MDGL), a role he held from May 2021 through May 2024. Prior to joining Madrigal, Mr. Howarth was the Chief Operating Officer of Akcea Therapeutics, Inc. (Nasdaq: AKCA) from November of 2019 through the acquisition (in October of 2020) by Ionis Pharmaceuticals, Inc. until December 2020. Before Akcea, Mr. Howarth was the President (from January to November of 2019) and Chief Financial Officer (from September of 2015 to November of 2019) at Lycera Corp. Mr. Howarth has also held roles as Chief Financial Officer and Chief Business Officer at moksha8 Pharmaceuticals, Inc., from May 2007 to September of 2015, and prior to this served as Chief Business Officer at Vitae Pharmaceuticals, Inc. and Head of Venture Partnerships at GlaxoSmithKline plc. Mr. Howarth earned a Bachelor of Applied Science in Biochemistry from the University of Bath and qualified as a Chartered Accountant in the United Kingdom.

Mr. Greenleaf and Mr. Howarth will be compensated for their service as non-employee directors pursuant to the Company’s Non-Employee Director Compensation Policy. Each of Mr. Greenleaf and Mr. Howarth will receive an initial equity award of stock options to purchase 160,000 shares of the Company’s common stock pursuant to the Company’s 2017 Omnibus Incentive Plan. Each of them is also entitled to receive an annual cash retainer of $40,000 as a member of the Board. The Company also entered into indemnification agreements with Mr. Greenleaf and Mr. Howarth in substantially the same form as those entered into with the other directors of the Company.

There are no arrangements or understandings between any of Mr. Greenleaf or Mr. Howarth and any other person pursuant to which any of Mr. Greenleaf or Mr. Howarth was selected as a director of the Company. Neither of Mr. Greenleaf nor Mr. Howarth has any family relationship with any director or executive officer of the Company or any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Resignation and Appointment of Certain Directors and Officers. On October 23, 2026, each of John Gill, Mitchell Sayare and Dr. Klaus Schafer notified the Board of Directors (the “Board”) of Altimmune, Inc. (the “Company”), of his decision to retire and not stand for re-election to the Board at the Company’s 2027 annual meeting of stockholders (the “2027 Annual Meeting”). Each of Mr. Gill, Mr. Sayare and Dr. Schafer will continue to serve as a director of the Company until the 2027 Annual Meeting. The foregoing is not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Item 7.01 Regulation FD Disclosure

On October 27, 2026, the Company issued a press release announcing the appointments to the Board as discussed above. The full text of this press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein. The information in this Item 7.01 and Exhibit 99.1 attached hereto is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference to such filing.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

No.	Description

99.1	Press Release of Altimmune, Inc. dated October 27, 2026

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALTIMMUNE, INC.

By:	/s/ Gregory Weaver
Name: Gregory Weaver
Title: Chief Financial Officer

Dated: October 27, 2026